Exhibit 5.1

ROPES & GRAY LLP
THREE EMBARCADERO CENTER
SAN FRANCISCO, CA 94111 WWWW.ROPESGRAY.COM

July 8, 2022

The Duckhorn Portfolio, Inc.

1201 Dowdell Lane

Saint Helena, CA 94574

Re: Registration Statement on Form S-3ASR filed on July 6, 2022 (Registration 333-266033)

Ladies and Gentlemen:

We have acted as counsel to The Duckhorn Portfolio, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to 5,750,000 shares of the common stock, $0.01 par value (the “Shares”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Shares are being offered by Mallard Holdco, LLC (the “Selling Stockholder”). The Shares are being sold pursuant to an underwriting agreement, dated the date hereof (the “Underwriting Agreement”), among the Company, the Selling Stockholder and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP